As filed with the Securities and Exchange Commission on May 1, 2008.
Registration No. 333-64197

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3D
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
GB&T Bancshares, Inc.
(Exact name of issuer as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	58-2400756 (I.R.S. Employer Identification No.)

500 Jesse Jewell Parkway, S.E. Gainesville, Georgia (Address of principal executive offices)	30501 (Zip Code)
Richard A. Hunt
GB&T Bancshares, Inc.
500 Jesse Jewell Parkway, S.E.
Gainesville, Georgia 30501
(770) 532-1212
(Name, address and telephone number, including area code, of agent for service)
Approximate date of commencement of proposed sale to the public: Not Applicable
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Deregistration of Unsold Securities
     GB&T Bancshares, Inc. (the “Company”) previously registered 40,000 shares of the Company’s common stock, no par value per share (the “Securities”) on a Registration Statement on Form S-3D (Registration No. 333-64197) (the “Registration Statement”) filed with the Securities and Exchange Commission on September 24, 1998.
     On November 2, 2007, the Company and SunTrust Banks, Inc. (“SunTrust”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that the Company will merge with and into SunTrust with SunTrust continuing as the surviving entity (the “Merger”). The Certificate of Merger was filed with the Georgia Secretary of State and the Merger became effective on May 1, 2008 (the “Merger Date”).
     As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. Accordingly, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statement as of the Merger Date.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3D and has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gainesville, State of Georgia, on May 1, 2008.

GB&T Bancshares, Inc. (Registrant)
By:	/s/ Richard A. Hunt
	Name:	Richard A. Hunt
	Title:	President, Chief Executive Officer and Director

     Pursuant to the requirements of the Securities Act of 1933, this registration statement, as amended, has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Richard A. Hunt Richard A. Hunt	President, Chief Executive Officer and Director (Principal Executive Officer)	May 1, 2008

/s/ Gregory L. Hamby Gregory L. Hamby	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 1, 2008

Philip A. Wilheit	Chairman and Director	May 1, 2008

Samuel L. Oliver	Vice Chairman and Director	May 1, 2008

Signatures	Title	Date

/s/ Alan A. Wayne Alan A. Wayne	Secretary and Director	May 1, 2008

/s/ Anna B. Williams Anna B. Williams	Director	May 1, 2008

Dr. John W. Darden	Director	May 1, 2008

/s/ William A. Foster, III William A. Foster, III	Director	May 1, 2008

/s/ Bennie E. Hewett Bennie E. Hewett	Director	May 1, 2008

James L. Lester	Director	May 1, 2008

/s/ T. Alan Maxwell T. Alan Maxwell	Director	May 1, 2008

Lowell S. (Casey) Cagle	Director	May 1, 2008

/s/ John E. Mansour John E. Mansour	Director	May 1, 2008